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                                                                EXHIBIT 3.1




                    ARTICLES OF AMENDMENT AND RESTATEMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                          CHASTAIN CAPITAL CORPORATION


         Chastain Capital Corporation, a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

         1. The name of the corporation is Chastain Capital Corporation (the "Corporation").

         2. Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Incorporation amend and restate the Articles of Incorporation of the Corporation (the "Articles of Amendment and Restatement"). These Articles of Amendment and Restatement were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on February __, 1998.

         3. The Articles of Incorporation of the Corporation are hereby restated and further amended to read in their entirety as follows:



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                              AMENDED AND RESTATED


                            ARTICLES OF INCORPORATION

                                       OF

                          CHASTAIN CAPITAL CORPORATION



                                       1.

         The name of the Corporation is Chastain Capital Corporation.

                                       2.

         The street address and county of the Corporation's initial registered office is 1201 Peachtree Street, N.E., Suite 1240, Atlanta, Fulton County, Georgia 30361. The initial registered agent of the Corporation at such address is CT Corporation.


                                       3.

         Intentionally omitted.
                                       4.

         The mailing address of the initial principal office of the Corporation is 3424 Peachtree Road, N.E., Suite 800, Atlanta, Georgia 30326.

                                       5.

         Section 5.1. Common Stock. The aggregate number of common shares (referred to in these Articles of Incorporation as "Common Stock") that the Corporation shall have the authority to issue is 200,000,000 with a par value of $.01 per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon


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dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

         Section 5.2. Preferred Stock. The aggregate number of preferred shares (referred to in these Articles of Incorporation as "Preferred Stock") that the Corporation shall have authority to issue is 25,000,000 with a par value of $.0l per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment that are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series (provided, however, that no such issuance or designation shall result in any holder of shares of Equity Stock being in violation of the General Ownership Limit, as may be applicable pursuant to Section 8.2(a) hereof, or otherwise result in the Corporation failing to qualify as a REIT). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

                  (1) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

                  (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

                  (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund or otherwise;

                  (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class, classes or series, or any other security, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                  (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

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                  (vi)   the rights of the shares of such series in the event of
         voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

                  (vii) restrictions on transfer to preserve the status of the Corporation as a REIT; and

                  (viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

         Section 5.3. Shares Acquired by the Corporation. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

         Section 5.4. Change in REIT Status. The Corporation shall not voluntarily elect not to be qualified as a REIT unless such action has been approved by the affirmative vote of 80% of the members of the Board of Directors and the affirmative vote of two-thirds of the outstanding shares of Common Stock and any other shares of Equity Stock entitled to vote generally in the election of directors voting as a class.

                                       6.

         No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                                       7.

         Section 7.1. Personal Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or for failure to take action, as a director, except liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of the Corporation (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

         Section 7.2. Indemnification of Directors. The Corporation shall indemnify to the fullest extent permitted by the Georgia Business Corporation Code and, to the extent that applicable law from time to time in effect shall permit indemnification that is broader than provided in these Articles, to the maximum extent authorized by law, any individual made a party to a proceeding (as

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defined in the Georgia Business Corporation Code), because he or she is or was a director or officer against liability (as defined in the Georgia Corporation
Code), incurred in the proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

         Section 7.3. Effect of Repeal or Modification. Neither the repeal or modification of this Article 7 nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal, modification or adoption.

                                       8.

         Section 8.1. Definitions. The following terms shall have the following meanings for purposes of these Articles of Incorporation:

         "Beneficial Ownership" shall mean ownership of Equity Stock by a person who (i) either would own such shares directly (other than as a nominee or custodian) or would have beneficial ownership under a nominee or custodial arrangement (in either case without taking into account the application of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code) or
(ii) would be treated as the indirect or constructive owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

         "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) and Section 170(c) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 8.12(a) of this
Article 8.

         "Board of Directors" shall mean the Board of Directors of the Corporation.

         "Disqualified Organization" shall have the meaning ascribed to such term by Section 860E of the Code.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Equity Stock" shall mean, as of any particular time, all the outstanding shares of Common Stock and Preferred Stock, including all shares of Common Stock and Preferred Stock that are held as Shares-in-Trust at such time in accordance with the provisions of Section 8.12 of this Article 8.

         "General Ownership Limit" shall initially mean, with respect to each class of Equity Stock of the Corporation outstanding as of any particular time, 9.8% of the total number of shares


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of such class of Equity Stock outstanding as of such time, except with respect to Lend Lease there shall be no limit so long as the capital stock of Lend Lease is publicly held. For this purpose, Lend Lease will be deemed to be publicly held so long as no more than 20% of its outstanding capital stock is owned (including beneficial ownership through a nominee or custodial arrangement), directly or constructively (as determined under the rules of Section 544 of the Code), by any one individual.

        "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

         "Lend Lease" means Lend Lease Corporation Limited and its subsidiaries and affiliates.

         "Market Price" on any date shall mean the average of the Closing Price for the ten consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean with respect to the Equity Stock the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported, in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Equity Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, such other reliable automated quotations system as is selected by the Corporation, or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Corporation or, if there is no such professional market maker such amount as an independent investment banking firm selected by the Corporation determines to be the value of a share of Equity Stock. "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Non-Transfer Event" shall mean any event other than a purported Transfer that would cause (i) any Person to Beneficially Own shares of Equity Stock in excess of the General Ownership Limit as provided in Section 8.2(a) of this Article 8, (ii) the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, and/or (iii) the Corporation to otherwise fail to qualify as a REIT (other than as a result of a violation of the "100-shareholder" requirement of Section 856(a) (5) of the Code); in each case including, but not limited to, the


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granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock.

         "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 8.12(e) hereof.

         "Person" shall mean an individual, corporation, limited liability company, partnership, estate, trust, association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity, and also includes a group as that term is used for purposes of
Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

         "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 8.3 of this Article 8, would own record title to shares of Equity Stock.

         "REIT" shall mean a "real estate investment trust" as defined in
Section 856(a) of the Code.

         "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors and the shareholders of the Corporation determine, in accordance with Section 5.4 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

         "Trust" shall mean any separate trust created pursuant to Section 8.3 of this Article 8 and administered in accordance with the terms of Section 8.12 of this Article 8, for the exclusive benefit of any Beneficiary.

         "Trustee" shall mean any person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         Section 8.2. Restrictions on Ownership and Transfers.

                  (a) From the date of the Initial Public Offering and prior to the Restriction Termination Date, except as provided in Section 8.9 of this
Article 8, no Person shall Beneficially Own shares of the outstanding Equity Stock in excess of the General Ownership Limit, and no Disqualified Organization shall own any shares of the outstanding Equity Stock.


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                  (b) Except as provided in Section 8.9 of this Article 8, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning shares of the outstanding Equity Stock in excess of the General Ownership Limit, or that results in a Disqualified Organization owning any shares of the outstanding Equity Stock, shall be void ab initio as to the Transfer of that number of shares of Equity Stock (i) that would be otherwise Beneficially Owned by such Person in excess of the General Ownership Limit or (ii) that would be otherwise owned by the Disqualified Organization, as the case may be; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                  (c) Notwithstanding any other provision herein (subject, however, to Section 8.13 of this Article 8), from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being directly or indirectly owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio in its entirety; and the intended transferee shall acquire no rights in any of such shares of Equity Stock intended to be Transferred.

                  (d) Notwithstanding any other provision herein (subject, however, to Section 8.13 of this Article 8), from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

                  (e) Notwithstanding any other provision herein (subject, however, to Section 8.13 of this Article 8), from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer of that number of shares of Equity Stock in excess of the number that could have been Transferred without such result; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

         Section 8.3. Transfer in Trust.

                  (a) If, notwithstanding the other provisions contained in this
Article 8, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Disqualified Organization would own any shares of outstanding Equity Stock or any Person would Beneficially Own shares of the outstanding Equity Stock in excess of the General Ownership Limit, then, (i) except as otherwise provided in Section 8.9, (A) the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Stock Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock that would cause such Beneficial Owner to Beneficially Own shares of Equity Stock in excess

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of the General Ownership Limit, and (B) if the purported transferee is a
Disqualified Organization, such Disqualified Organization shall acquire no right or interest (or, in the case of a Non-Transfer Event, shall cease to own any right or interest) in any shares of Equity Stock; and (ii) such number of shares of Equity Stock in excess of the General Ownership Limit, (rounded up to the nearest whole share) or such number of shares that otherwise would be owned by a Disqualified Organization shall be designated Shares-in-Trust and, in accordance with Section 8.12 of this Article 8, transferred automatically and by operation of law to a Trust to be held in accordance with that Section 8.12. Such transfer to a Trust and the designation of the shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be.

                  (b) If, notwithstanding the other provisions contained in this
Article 8, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of Section 856(a) (5) of the Code), then (i) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Stock with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or to otherwise fail to qualify as a REIT (other than as a result of a violation of the 100-shareholder requirement of Section 856(a) (5) of the Code); and (ii) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section
8.12 of this Article 8, transferred automatically and by operation of law to the Trust to be held in accordance with that Section 8.12. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

         Section 8.4. Remedies For Breach. If the Corporation or its designees shall at any time determine in good faith that Transfer has taken place in violation of Section 8.2 of this Article 8 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Equity Stock in violation of Section 8.2 of this Article 8, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

         Section 8.5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 8.2 of this
Article 8, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 8.3 of this Article 8, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to


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determine the effect, if any, of such Transfer or the Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         Section 8.6. Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                  (a) Every Beneficial Owner of more than 1%, or such lower percentage as may be required pursuant to the Code or the regulations thereunder, of the outstanding Equity Stock shall within 30 days after January 1 of each year give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares of Equity Stock Beneficially Owned, and a description of how such shares are held. In addition, at such times Lend Lease shall provide to the Corporation a list of all beneficial owners of 10% or more of its capital stock. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the General Ownership Limit.

                  (b) Each Person who is a Beneficial Owner of Equity Stock and each Person (including the shareholder of record) who is holding Equity Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the General Ownership Limit.

         Section 8.7. Remedies Not Limited. Nothing contained in this Article 8 (subject, however, to Section 8.13 of this Article 8) shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the General Ownership Limit.

         Section 8.8. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 8, including any definition contained in Section 8.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation, based on the facts known to it.

         Section 8.9. Exception. The restrictions on ownership and transfers set forth in Sections 8.2(a) and 8.2(b) of this Article 8 (other than the restrictions relating to Disqualified Organizations) shall not apply to the acquisition of shares of Equity Stock of the Corporation by an underwriter in a public offering of those shares or in any transaction involving the issuance of shares of Equity Stock by the Corporation in which the Board of Directors determines that the underwriter (or other Person initially acquiring those shares) will timely distribute those shares to or among others so that, following such distribution, the ownership of those shares will not be in violation of Section 8.2 of this Article 8. The Board of Directors may, in its sole and absolute discretion, waive the provisions of Sections 8.2(a) and 8.2(b) of this Article 8 insomuch as such provisions relate to Disqualified Organizations; provided, however, that the Board of Directors may place any conditions


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it deems advisable upon any such waiver. The Board of Directors, in the exercise of its sole and absolute discretion, also may exempt from the operation of Sections 8.2(a) and 8.2(b) of this Article 8 certain specified shares of Equity Stock of the Corporation proposed to be Transferred to, and/or Beneficially
Owned by, a Person who has provided the Board of Directors with such evidence, undertakings and assurances as the Board of Directors may require that such Transfer to, and/or Beneficial Ownership by, such Person of the specified shares will not prevent the continued qualification of the Corporation as a REIT under the Code and the regulations thereunder. The Board of Directors may, but shall not be required to, condition the grant of any such exemption upon the obtaining of an opinion of counsel, a ruling from the Internal Revenue Service, or such other assurances as the Board of Directors may deem to be satisfactory.

         Section 8.10. Legend. Each certificate for Equity Stock shall bear the following legend:

         "The shares of [ ] Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and for the purpose of preventing "Disqualified Organizations" (within the meaning of Section 860E of the Code) from owning any shares of the Corporation's Stock. No Disqualified Organization may at any time own any shares of any class of Equity Stock. In addition, no Person (other than Lend Lease so long as the capital stock of Lend Lease is publicly held) may at any time (1) Beneficially Own shares of any class of Equity Stock in excess of 9.8% (or such other percentage as may be determined by the Board of Directors of the Corporation) of the total number of shares of such class of Equity Stock outstanding as of such time; or (2) Beneficially Own Equity Stock that would result in the Corporation being "closely held" under
Section 856(h) of the Code or otherwise failing to qualify as a REIT. Any Disqualified Organization that attempts to own any shares of Equity Stock, and any Person who attempts to Beneficially Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

         Section 8.11. Severability. If any provision of this Article 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


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         Section 8.12. Shares-in-Trust.

                  (a) Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section 8.3 of this Article 8 shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a beneficiary of each Trust within five (5) days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section 8.3 of this Article 8 shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of Section 8.12(e) of this Article 8, such Shares-in Trust shall cease to be designated as Shares-in-Trust.

                  (b) Dividend Rights. The Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trustee the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and (ii) the record date of which is on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned by the Person who, but for the provisions of Section
8.3 of this Article 8, would Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trustee for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

                  (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each Trustee of Shares-in-Trust shall be entitled to receive, ratably with each other holder of Equity Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class and series of Equity Stock. The Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 8.13(e) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

                  (d) Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law and only to the extent that no Person other than the Corporation and/or the Prohibited Owner are materially and adversely affected, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of the shares of Equity Stock under Section 8.3 of this Article 8, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

                  (e) Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. As soon as reasonably practicable, in an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of the Equity Stock so acquired as Shares-in-Trust under Section 8.3 of this Article 8. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this paragraph, the Trustee of a Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee; (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock; and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section 8.12(f) of this Article 8.

                  (f) Compensation to Record Holder of Shares of Equity Stock that Become Shares-In-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 8.12(e) of this Article 8) to receive from the Trustee the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Trustee of the Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 8.12(e) of this Article 8. Any amounts received by the Trustee in respect of such Shares-in-Trust in excess of such amounts to be paid the Prohibited Owner pursuant to this Section 8.12(f) of this Article 8 shall be distributed to the Beneficiary in accordance with the provisions of
Section 8.12(e) of this Article 8. Each Beneficiary and Prohibited Owner waives any and all claims that they may have against the Trustee and the Corporation arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 8.12 by such Trustee or the Corporation.

                  (g) Purchase Right in Share-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer that resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to
Section 8.5 of this Article 8.

         Section 8.13. Settlement. Nothing in these Articles of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any national securities exchange on which any capital stock of the Company is listed.

                                       9.

         Section 9.1. Number of Directors. The number of directors shall be as set forth in the Bylaws of the Corporation.


         Section 9.2. Director Conflicts of Interest. A majority of the Corporation's Board of Directors must not be affiliates of Lend Lease or the Corporation.

                                       10.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.

                                       11.

         The mailing address of the principal office of the Corporation is 3424 Peachtree Road, N.E. Suite 800, Atlanta, Fulton County, Georgia 30326.

                                       12.

         These Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the outstanding shares of Common Stock (and majority of the outstanding shares of Preferred Stock, if any, to the extent that such amendment would materially adversely affect the holders of the Preferred Stock), with the shareholders voting as a class with one vote per share; provided, that the Articles of Incorporation provision relating to the Corporation's election to be taxed as a REIT shall not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors and the affirmative vote of holders of two-thirds of the outstanding shares of Common Stock and any other shares of Equity Stock entitled to vote generally in the election of directors voting as a class.

         Said Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation.


         IN WITNESS WHEREOF, Chastain Capital Corporation has caused these Amended and Restated Articles of Incorporation to be executed, its corporate seal to be affixed, and its seal and execution hereof to be attested, all by its duly authorized officers, this ___ day of February, 1998.


                                             CHASTAIN CAPITAL CORPORATION



                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________


(CORPORATE SEAL)

Attest:_____________________

Name:_____________________

Title:______________________